Exhibit 15.1

February 15, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 1, 2018, August 2, 2018, and November 1, 2018 on our reviews of interim financial information of Arconic Inc. and its subsidiaries (Arconic) for the three-month periods ended March 31, 2018 and 2017, the three and six-month periods ended June 30, 2018 and 2017, and the three and nine-month periods ended September 30, 2018 and 2017 and included in Arconic's quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 are incorporated by reference in its Registration Statement on Form S-8 dated February 15, 2019.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania